As filed with the Securities and Exchange Commission on December 14, 1998 Registration No. ________
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TEJON RANCH CO.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE                           77-0196136
(State or Other Jurisdiction of    (I.R.S. Employer
Incorporation or Organization)     Identification No.)

Post Office Box 1000
4436 Lebec Road
Lebec, California 93243
(805) 327-8481
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

TEJON RANCH CO.
1998 STOCK INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
(Full title of the plans)

ROBERT A. STINE
TEJON RANCH CO.
P.O. Box 1000
Lebec, California 93243
(800) 248-6774
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of      Amount      Proposed      Proposed   Amount of
Securities    to be       Maximum       Maximum    Registration
to be        Registered   Aggregate     Aggregate    Fee
Registered    (1)         Offering      Offering
                          Price per     Price (2)
                          Share (2)
Common Stock 1,000,000    $19.8125      $19,812,500   $5,508

This Registration Statement contains 11 sequentially numbered pages. The Exhibit Index appears on sequentially numbered page 9.

(1)	These shares of Common Stock are reserved for issuance pursuant to the
 Tejon Ranch Co. 1998 Stock Incentive Plan and the Non-Employee Director
 Stock Incentive Plan.   Pursuant to Rule 416(c), there is also being
 registered such number of additional shares which may become available for purchase pursuant to the foregoing Plans in the event of certain changes in the outstanding shares, including reorganizations, recapitalizations, stock splits, stock dividends, and reverse stock splits.

(2)	Estimated in accordance with Rule 457(h) and Rule 457(c) solely for purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock of Tejon Ranch Co. on the American Stock Exchange on December 10, 1998.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.		Plan Information.

Omitted pursuant to Form S-8.

Item 2.		Registrant Information and Employee Plan Annual Information.

Omitted pursuant to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.		Incorporation of Documents by Reference.

The following documents of Tejon Ranch Co., a Delaware corporation (the "Company"), previously filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in and made a part of this Registration Statement:

(1)	The Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 1997;
(2)	The Company's Quarterly Report on Form 10-Q for the quarters ended
March 31, 1998, June 30, 1998 and September 30, 1998;
(3)	The description of the Company's Common Stock contained in the
Registrant's Registration Statement filed under Section 12 of the Securities and Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus that is part hereof from the date of filing of such documents.

Item 4.		Description of Securities.

Not applicable.

Item 5.		Interests of Named Experts and Counsel.

None.

Item 6.		Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a part or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that a Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

The Certificate of Incorporation of the Company provides, in effect, that, to the fullest extent permitted by Delaware General Corporation Law, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is a director, officer, employee or agent of the Registrant.

The Registrant's Certificate of Incorporation relieves its directors from monetary damages to the Registrant or its stockholders for breach of such director's fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law. Under Section 102(7) of the Delaware General Corporation Law a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith,
(iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the Delaware General Corporation Law imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) for any transaction from which the director derived an improper personal benefit.

Item 7.		Exemption from Registration Claimed.

Not applicable.

Item 8.		Exhibits.

4.1      Tejon Ranch Co. 1998 Stock Incentive Plan.*
4.2      Tejon Ranch Co. Non-Employee Director Stock Incentive
         Plan.*
4.3      Form of Stock Option Agreement under 1998 Stock
         Incentive Plan*
4.4      Form of Stock Option Agreement under Non Employee
         Director Stock Incentive Plan*
4.5      Restated Certificate of Incorporation of the Company**
4.6      Restated Bylaws of the Company***
5.0      Opinion of Gibson, Dunn & Crutcher, LLP.
23.1     Consent of Ernst & Young, LLP.
23.2     Consent of Gibson, Dunn & Crutcher, LLP.
24.0     Power of Attorney.

*       This document, filed with the Securities Exchange
        Commission in Washington D.C. (file Number 1-7183) under item 14 to Registrant's Annual Report on Form 10-K for year ended December 31, 1997, is incorporated herein by reference.

** This document, filed with the Securities Exchange Commission in Washington, D.C. as Appendix B to the Company's Registration Statement No. 33-12879 filed on March 25, 1987, is incorporated herein by reference.

*** This document, filed with the Securities Exchange Commission in Washington, D.C. as Appendix C to the Company's Registration Statement No. 33-12879 filed on March 25, 1987, is incorporated herein by reference.

Item 9.		Undertakings.

(1)	The undersigned registrant hereby undertakes:
    (i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (ii)	That, for the purpose of determining any liability under the
    Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (iii)	To remove from registration by means of a post-effective
    amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Kern, State of California, on this 1st day of December, 1998.

TEJON RANCH CO.

By:	/s/ Robert A. Stine
   	Robert A. Stine,
	   President and
	   Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints
Robert A. Stine, Matt J. Echeverria and Dennis Mullins his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated below.

Signature                      Title                      Date
/s/ Robert A. Stine
Robert A. Stine               President, Chief           December 1, 1998
                              Executive Officer and
                              Director (Principal
                              Executive Officer)

/s/ Allen E. Lyda
Allen E. Lyda                 Vice President - Finance   December 1, 1998
                              and Treasurer
                              (Principal Financial
                              and Principal
                              Accounting Officer)

/s/ Otis Booth, Jr.
Otis Booth, Jr.               Director                   December 1, 1998

/s/ Craig Cadwalader
Craig Cadwalader              Director                   December 1, 1998

/s/ Dan T. Daniels
Dan T. Daniels                Director                   December 1, 1998

/s/ Rayburn S. Dezember
Rayburn S. Dezember           Director                   December 1, 1998

/s/ Norman Metcalfe
Norman Metcalfe               Director                   December 1, 1998

/s/Robert C. Ruocco
Robert C. Ruocco              Director                   December 1, 1998

/s/ Kent G. Snyder
Kent G. Snyder                Director                   December 1, 1998

/s/ Geoffrey L. Stack
Geoffrey L. Stack             Director                   December 1, 1998

/s/ Martin J. Whitman
Martin J. Whitman             Director                   December 4, 1998

EXHIBIT INDEX
Exhibit No.                Description                Sequentially
                                                      Numbered Page
4.1                       Tejon Ranch Co. 1998 Stock
                          Incentive Plan.                   *
4.2                       Tejon Ranch Co. Non-Employee
                          Director Stock Incentive Plan     *
4.3                       Form of Stock Option Agreement
                          under 1998 Stock Incentive Plan   *
4.4                       Form of Stock Option Agreement
                          under Non Employee Director
                          Stock Incentive Plan              *
4.5                       Restated Certificate of
                          Incorporation of the Company      *
4.6                       Restated Bylaws of the Company    *
5.0                       Opinion of Gibson, Dunn &
                          Crutcher, LLP.                   10
23.1                      Consent of Ernst & Young, LLP.   11
23.2                      Consent of Gibson, Dunn &
                          Crutcher, LLP.                   **
24.0                      Power of Attorney.     (contained on the
                                                  signature page of
                                                  this Registration
                                                  Statement)
                          * Incorporated by reference
                         ** Included in Exhibit 5